Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2026, with respect to the consolidated financial statements included in the Annual Report of Bluerock Homes Trust, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Bluerock Homes Trust, Inc. on Form S-8 (File No. 333-267764 and File No. 333-288773) and Form S-11 (File No. 333-269415 and File No. 333-290772).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 27, 2026